EXHIBIT 99.1

GULFMARK OFFSHORE ANNOUNCES
TENDER OFFER FOR UP TO $300 MILLION OF ITS 6.375% SENIOR
NOTES DUE 2022

HOUSTON, November 23, 2016 – GulfMark Offshore, Inc. (NYSE:GLF) (“GulfMark”, or the “Company”) announced today a tender offer to purchase for cash up to $300 million in aggregate principal amount of its outstanding 6.375% Senior Notes due 2022 (the “Notes”). The tender offer will be funded by a new money investment from MFP Partners, L.P. and Franklin Mutual Advisers, LLC that will be conditioned upon the closing of the tender offer and will take the form of a new $100 million secured term loan facility, a $100 million revolver to refinance the existing revolver and at least $50 million, in the aggregate, in new equity. The tender offer is being made upon, and is subject to, the terms and the other conditions set forth in the Offer to Purchase, dated November 23, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal.

In connection with the tender offer and new equity investment from MFP Partners, L.P. and funds advised by Franklin Mutual Advisers, LLC, the Company and Raging Capital Management, LLC (“Raging Capital”) have entered into (i) a Tender Support Agreement, pursuant to which Raging Capital has committed, among other things, to tender $85 million in aggregate principal amount of Notes in the tender offer and (ii) a Voting Agreement, pursuant to which Raging Capital has agreed to, among other things, vote its capital stock in the Company in favor of the approval of the issuance of the shares of Class A Common Stock issuable upon the conversion of the Series A Preferred Stock.

Subsequent to the closing of the tender offer, the Company will launch a stockholder rights offering to allow all of its stockholders to participate in a restructured GulfMark at the same equity price provided to the investors. There can be no assurance that the stockholder rights offering will be completed.

Quintin Kneen, President and CEO, commented, “Our business is in a difficult and extended downturn due to an unprecedented decrease in the global demand for offshore drilling combined with a material increase in the supply of offshore support vessels.

“We are excited about the opportunity to partner with MFP Partners and Franklin Mutual Advisors to raise new capital in a transaction that benefits all stakeholders. The proposed transaction significantly reduces our indebtedness and increases our near-term liquidity as this industry works to correct this crippling oversupply of vessels”, Kneen concluded.

The following table sets forth some of the terms of the tender offer, which are more fully described in the Offer to Purchase and the related Letter of Transmittal.

Aggregate		Dollars per $1,000 Principal Amount of Notes
Outstanding Principal Amount	Title of Security	Tender Offer Consideration	Withdrawal Deadline	Early Tender Premium	Total Consideration
$429,640,000	6.375% Senior Notes due 2022	$480.00	5:00 p.m., New York City time, December 7, 2016	$20.00	$500.00

The tender offer will expire at 11:59 p.m., New York City time, on December 21, 2016 (such date and time, as it may be extended, the “Expiration Date”), unless extended or earlier terminated. Holders of Notes that are validly tendered prior to 5:00 p.m., New York City time, on December 7, 2016 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase will receive $500.00 for each $1,000.00 principal amount of Notes (the “Total Consideration”), which includes the early tender premium of $20.00 for each $1,000.00 principal amount of Notes validly tendered. Holders tendering Notes after the Early Tender Date but before the Expiration Date will be eligible to receive $480.00 for each $1,000.00 principal amount of Notes. No tenders submitted after the Expiration Date will be valid.

The settlement date for Notes validly tendered before the Expiration Date will occur promptly following the Expiration Date and is expected to be December 22, 2016, assuming that the Expiration Date is not extended. GulfMark will pay accrued and unpaid interest from and including the last interest payment date for the Notes (September 15, 2016) up to, but not including, the settlement date for Notes accepted for purchase.

Tendered Notes may be withdrawn from the tender offer prior to 5:00 p.m., New York City time, on December 7, 2016 (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders of Notes who validly tender their Notes after the Withdrawal Deadline but before the Expiration Date may not withdraw their Notes except in the limited circumstances described in the Offer to Purchase.

The tender offer is also conditioned upon the satisfaction or waiver of the financing condition described in the Offer to Purchase and certain other conditions. Subject to applicable law, GulfMark may also terminate the tender offer at any time before the Expiration Date.

The Company has retained Miller Buckfire & Co., LLC, a subsidiary of Stifel Financial, to serve as Dealer Manager for the Tender Offer. Questions regarding the Tender Offer may be directed to Kevin Haggard at (212) 895-1883 or Chris Weyers at (212) 847-6480. The information agent and tender agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related tender offer materials are available by contacting D.F. King & Co., Inc. at (800) 755-7250 (toll-free), (212) 269-5550 (banks and brokers) or email GLF@dfking.com.

This press release does not constitute an offer to sell or purchase, or the solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to the Notes.

The tender offer for the Notes is only being made pursuant to the tender offer documents, including the Offer to Purchase that GulfMark is distributing to holders of the Notes. The tender offer is not being made to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the tender offer is required to be made by a licensed broker or dealer, it shall be deemed to be made by the dealer managers or any other licensed broker or dealer on behalf of GulfMark.

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy industry market in the world.

MFP Partners, L.P. is a private investment fund based in New York that focuses on long-term, value investment opportunities. MFP Investors LLC serves as the general partner to MFP Partners, L.P. and is an SEC registered investment adviser controlled by Michael F. Price.

Franklin Mutual Advisers, LLC is a wholly-owned indirect subsidiary of Franklin Resources, Inc., a California-based global investment management organization.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. GulfMark believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including the satisfaction of all conditions set forth in the Offer to Purchase, not all of which are within GulfMark’s control. See Risk Factors in GulfMark’s 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. GulfMark undertakes no obligation to publicly update or revise any forward-looking statements.

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Contact:	Kevin Haggard Managing Director Miller Buckfire & Co. 787 7th Avenue, 5th Floor New York, NY 10019

(212) 895-1883